Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 7

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. On August 17, 2022, the last reported sales price of our common stock on NYSE was $0.34 per share and the last reported sales price of our Warrants was $0.06 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 18, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On August 17, 2022, Quanergy Systems, Inc. (the “Company”) delivered a draw down notice (the “Draw Down Notice”) to GEM Global Yield LLC SCS (“GEM Investor”), pursuant to the previously announced Share Purchase Agreement, dated December 12, 2021 (the “GEM Agreement”), by and among the Company, GEM Investor and GEM Yield Bahamas Ltd. (“GYBL”), as amended by Amendment No. 1 to Share Purchase Agreement, dated January 31, 2022, between the Company, GEM Investor and GYBL, which allows the Company to fund general corporate purpose and working capital needs. The Draw Down Notice requests that GEM Investor draw down 12,000,000 shares of the Company’s common stock, which the Company delivered on August 18, 2022. Pursuant to the terms of the Draw Down Notice, and in accordance with other conditions set forth in the GEM Agreement, GEM Investor is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of Company’s common stock recorded by the New York Stock Exchange during the 30 consecutive trading days commencing on August 18, 2022. Settlement is expect to occur on September 30, 2022.

Item 7.01.	Regulation FD Disclosure.

The information contained in Item 3.02 of this Current Report on Form 8-K is incorporated into this Item 7.01 by reference.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer